EXHIBIT 23(D)


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Gleason Corporation for the registration of 1,300,000 shares of its common stock and to the incorporation by reference therein of our reports dated February 22, 1996 with respect to the financial statements of American Pfauter Management, Inc. with respect to the consolidated financial statements of Hermann Pfauter
GmbH & Co. and its consolidated subsidiaries included in its Current Report on Form 8-K dated August 14, 1997, as amended, filed with the Securities and Exchange Commission.

/s/ Dugan & Lopatka

Wheaton, Illinois
October 2, 1997